Exhibit 99.1

Transocean Partners LLC Announces Quarterly Distribution and 2016 Annual Meeting Results

LONDON—May 5, 2016—Transocean Partners LLC (NYSE: RIGP) today announced that the Board of Directors declared the minimum quarterly distribution for the three months ended March 31, 2016. The distribution is $0.3625 per unit, or approximately $25 million based upon the number of currently outstanding units. The distribution schedule is as follows:

•	May 13, 2016 - Ex-Dividend Date
•	May 17, 2016 - Record Date
•	May 24, 2016 - Payment Date

The company also announced that the unitholders reelected all four of the company’s director nominees at the 2016 Annual Meeting of Unitholders held on May 5, 2016 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2016.

About Transocean Partners

Transocean Partners is a growth-oriented limited liability company formed by Transocean Ltd. to own, operate and acquire modern, technologically advanced offshore drilling rigs. Transocean Partners’ assets consist of 51 percent interests in subsidiary companies that own and operate three ultra-deepwater drilling rigs.

For more information about Transocean Partners, please visit: www.transoceanpartners.com.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect" or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the distribution and the timing of distribution payments, the securities markets generally, the impact of adverse market conditions affecting the business of Transocean Partners, adverse changes in laws including with respect to tax and regulatory matters, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors, including those and other factors discussed in Transocean Partners’ Annual Report on Form 10-K for the year ended December 31, 2015 and in Transocean Partners’ other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. Transocean Partners undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which Transocean Partners becomes aware of, after the date hereof, except as otherwise may be required by law.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647